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                                                                     EXHIBIT 12

                         PENNCORP FINANCIAL GROUP, INC.
              STATEMENT RE RATIO OF EARNINGS TO FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

              For the Years Ended December 31, 1996, 1995 and 1994


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
                                                                 1996       1995       1994
                                                               --------   --------   --------
Income before income taxes, undistributed earnings in
     unconsolidated affiliates and extraordinary charge ...    $123,699   $ 90,277   $ 58,581
 Adjustments to earnings:
     Fixed charges .........................................     21,333     23,236     20,650
     Interest capitalized ..................................         --         --         --
     Preferred stock dividend requirements
        of majority owned subsidiaries .....................         --         --         --
                                                               --------   --------   --------
Total earnings and fixed charges ...........................   $145,032   $113,513   $ 79,231
                                                               ========   ========   ========


Fixed charges:
     Interest expensed .....................................   $ 17,741   $ 18,729   $ 17,404
     Amortization of deferred debt costs and
          original issue discount ..........................      1,238      1,051        870
     Rental expense ........................................      2,354      3,456      2,376
                                                               --------   --------   --------
Total fixed charges ........................................   $ 21,333   $ 23,236   $ 20,650
                                                               ========   ========   ========

Preferred Stock Requirements:
    Preferred stock dividends ..............................   $ 14,646   $  6,540   $  1,151
    Gross up for taxes .....................................      7,710      3,174        582
                                                               --------   --------   --------
Total preferred stock requirements .........................   $ 22,356   $  9,714   $  1,733
                                                               ========   ========   ========


Ratio of earnings to fixed charges .........................      6.80x      4.89x      3.84x
                                                               ========   ========   ========


Combined ratio of earnings to fixed charges
  and preferred stock dividend requirements ................      3.32x      3.45x      3.54x
                                                               ========   ========   ========
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